Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-253205, 333-133275, and 333-168867) of Caterpillar Inc. of our report dated June 24, 2022 relating to the financial statements and supplemental schedule of the Solar Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 24, 2022